AT THE COMPANY:

WICKES INC.
Jim Hopwood
Vice President Finance, Treasurer
(847) 367-3552


               WICKES INC. COMPLETES SENIOR FINANCING; COMMENTS ON
                        PREVIOUSLY ANNOUNCED TENDER OFFER
         INCREASES REVOLVING CREDIT FACILITY BY MORTGAGING REAL PROPERTY

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VERNON HILLS, IL, DECEMBER 13, 2000 - WICKES INC. (NASDAQ:WIKS) today announced that it has amended and restated its senior credit facility with Fleet Retail Finance Inc. as administrative agent and Bank of America N.A. as documentation agent.

The Company has increased its capacity to borrow under this credit facility by approximately $48 million by pledging substantially all of the Company's assets including 90 of its owned parcels of real estate. The majority of the increase in borrowing capacity will be used to complete the Company's previously announced Senior Subordinated Note tender offer.

The Company also said it has waived the condition to the tender offer requiring receipt by the Company of tenders and consents from Holders of a majority in aggregate principal amount of the outstanding Notes not owned by the Company or its affiliates.

The Company said that all other terms and conditions of the tender offer, as set forth in the Offer to Purchase and Consent Solicitation Statement dated and mailed to registered holders November 21, 2000, remain in effect. As previously announced, the tender offer is scheduled to expire on Wednesday, December 20, 2000 at 12:00 midnight, New York City time.


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Accordingly, holders of Notes that were validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on December 12, 2000, and that are accepted for purchase will receive a price of $605.00 per $1,000, plus a consent payment of $30.00 per $1,000, plus accrued and unpaid interest to the settlement date. Holders of Notes that are validly tendered and not withdrawn after 5:00 p.m., New York City time, on December 12, 2000, and prior to the expiration date, and that are accepted for purchase will receive a price of $605.00 per $1,000, plus accrued and unpaid interest to the settlement date.

Commenting on the credit facility and tender offer, J. Steven Wilson, Wickes Inc. Chairman and Chief Executive Officer, stated, "We are very pleased to have extended our existing bank group relationship and to have increased our senior credit facility. While our senior subordinated note tender offer will not expire until later this month, we are pleased with the reception our offer has received from our noteholders and we believe it will achieve our financial goals."

Company officials confirmed that the amended and restated credit facility is secured by substantially all of the Company's assets and will be superior to any remaining senior subordinated notes outstanding after the tender offer is completed. The Company also stated that the increased availability from the credit facility is less than the Company's original $55 million expectation due to lower than anticipated appraised values and a lender requirement that the Company establish a reserve against availability for environmental issues.

David T. Krawczyk, Wickes Inc. President and Chief Operating Officer, added, "Wickes now believes that it has the ability to buy every note that is tendered pursuant to our offer. Our intention is to finalize our tender offer and continue to pursue the remaining Build 2003 objectives which we established for the Company in late 1998."



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Payments for validly tendered Notes will be made three business days following the expiration of the offer.

The offer and consent solicitation are made only upon, and are subject to, the terms and conditions contained in Wickes' Offer to Purchase and Consent Solicitation statement dated and mailed to registered holders November 21, 2000.

Questions or requests for assistance concerning the offer should be directed to Banc of America Securities LLC, which will act as the exclusive Dealer Manager for the offer, at (704) 386-1758 (collect), or (888) 292-0070 (toll free).
Requests for additional copies of any documents may be directed to the information agent, D.F. King & Co., Inc., at (800) 488-8095 (toll free), or
(212) 269-5550 (banks and brokers - collect). The depositary agent is Bankers Trust Company.

Wickes Inc. is a leading distributor of building materials and manufacturer of value-added building components in the United States, serving primarily building and remodeling professionals. Wickes Inc.'s web site, http://www.wickes.com offers a full range of valuable services about the building materials and construction industry. The company is traded on the Nasdaq stock market under the stock symbol WIKS.

Safe Harbor Statement

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the company's ability to control. The company cautions shareholders and prospective investors that the following factors may cause actual results to differ materially from those indicated by the forward-looking statements: costs of materials sold; changes in selling prices; competition within the building materials supply industry; the effects of economic conditions; as well as other factors set forth in the company's Form 10-K and other documents, which are on file with the Securities and Exchange Commission.

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